Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2025 relating to the financial statements of Civitas Resources, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of Civitas Resources, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Denver, Colorado

January 30, 2026